HARRIS & GILLESPIE CPA'S, PLLC
CERTIFIED PUBLIC ACCOUNTANT'S
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

We, Harris & Gillespie Cpa's, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated December 17th, 2014 on the financial statements of Lumiox, Inc. as of October 31, 2014 and for the period from July 18, 2014 (inception) through October 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 20th day of April, 2015.

/S/ HARRIS & GILLESPIE CPA'S, PLLC

Certified Public Accountant's